Exhibit 2.8

WESDOME GOLD MINES LTD.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED

DECEMBER 31, 2012

Management's Responsibility for Financial Statements

The accompanying consolidated financial statements and all of the data included in this annual report have been prepared by and are the responsibility of the management of the Company. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada for public companies and reflect management's best estimate and judgement based on currently available information.

Management is also responsible for a system of internal control which is designed to provide reasonable assurance that assets are safeguarded, liabilities are recognized and that the accounting systems provide timely and accurate financial reports.

The Board of Directors is responsible for ensuring that management fulfils its responsibilities in respect of financial reporting and internal control. The Audit Committee of the Board of Directors meets periodically with management and the Company's independent auditors to discuss auditing matters and financial reporting issues. In addition, the Audit Committee reviews the annual consolidated financial statements before they are presented to the Board of Directors for approval.

The Company's independent auditors, Grant Thornton LLP, are appointed by the shareholders to conduct an audit in accordance with generally accepted auditing standards in Canada, and their report follows.

Toronto, Canada	/s/ Brian Ma
March 14, 2013	Chief Financial Officer

Grant Thornton LLP 19th Floor, Royal Bank Plaza South Tower 200 Bay Street, Box 55 Toronto, ON M5J 2P9 T (416) 366-0100 F (416) 360-4949 www.GrantThornton.ca
Independent auditor's report

To the Shareholders of Wesdome Gold Mines Ltd.

We have audited the accompanying consolidated financial statements of Wesdome Gold Mines Ltd., which comprise the consolidated statements of financial position as at December 31, 2012 and 2011, and the consolidated statements of income and comprehensive income, consolidated statements of total equity and consolidated statements of cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Wesdome Gold Mines Ltd. as at December 31, 2012 and 2011, and its financial performance and its cash flows for the years ended December 31, 2012 and 2011, in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

Toronto, Ontario

March 14, 2013
Chartered Accountants
Licensed Public Accountants

Wesdome Gold Mines Ltd.
Consolidated Statements of Financial Position
(Expressed in thousands of Canadian dollars)

December 31	2012	2011
Assets
Current
Cash and cash equivalents	$4,633	$5,215
Restricted funds – short term (Note 8)	200	-
Receivables (Note 6)	4,298	7,337
Inventory (Note 7)	19,633	15,271
	28,764	27,823
Restricted funds (Note 8)	2,381	2,385
Deferred income taxes (Note 17)	14,870	615
Mining properties, plant and equipment (Note 9)	32,681	90,114
Exploration properties (Note 11)	30,154	30,886
	$108,850	$151,823
Liabilities
Current
Payables and accruals	$13,996	$8,944
Current portion of obligations under finance leases	898	913
Convertible 7% debentures (Note 13)	-	10,726
	14,894	20,583
Income taxes payable	22	22
Obligations under finance leases (Note 12)	641	818
Convertible 7% debentures (Note 13)	5,760	-
Provisions (Note 14)	2,545	1,593
	23,862	23,016
Equity
Equity attributable to owners of the Company
Capital stock (Note 15)	122,651	122,685
Contributed surplus	2,059	1,960
Equity component of convertible debentures (Note 13)	870	1,970
(Deficit) retained earnings	(41,009)	1,585
	84,571	128,200
Non-controlling interest	417	607
Total equity	84,988	128,807
	$108,850	$151,823

Subsequent events (Note 26)

On behalf of the Board

"Donovan Pollitt"	"Marc Blais"
Director	Director

See accompanying notes to the consolidated financial statements.

Wesdome Gold Mines Ltd.
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)
(Expressed in thousands of Canadian dollars)

Years ended December 31	2012	2011
Revenue
Gold and silver bullion	$92,308	$79,643
Operating expenses
Mining and processing	76,539	65,016
Depletion of mining properties	8,340	6,540
Production royalties	965	822
Corporate and general	2,703	2,604
Share based compensation	601	935
Impairment charges (Note 10)	61,898	-
	151,046	75,917
(Loss) income from operations	(58,738)	3,726
Interest and other income	70	549
Interest on long term debt	(1,081)	(1,575)
Other interest (Note 24)	(26)	(1,301)
Accretion of decommissioning liability	(54)	(66)
(Loss) income before income tax	(59,829)	1,333
Income tax expense (recovery) (Note 17)
Current	13	(72)
Deferred	(14,589)	1,165
	(14,576)	1,093
Net (loss) income	(45,253)	240
Total comprehensive (loss) income	$(45,253)	$240
Net (loss) income and total comprehensive (loss) income attributable to:
Non-controlling interest	$(195)	$(208)
Owners of the Company	(45,058)	448
	$(45,253)	$240
Earnings and comprehensive earnings per share
Basic (Note 18)	$(0.44)	$0.00
Diluted (Note 18)	$(0.44)	$0.00

See accompanying notes to the consolidated financial statements.

Wesdome Gold Mines Ltd.
Consolidated Statements of Total Equity
(Expressed in thousands of Canadian dollars)

		Contributed Surplus
	Capital Stock	Share Based Payments	Share Repurchases	Dilution Gains	Equity Component Convertible Debentures	Retained Earnings (Deficit)	Total Attributable to Owners of the Company	Non-controlling Interest	Total Equity
Balance, December 31, 2010	$120,496	$1,016	$423	$428	$1,970	$2,945	$127,278	$740	$128,018
Net income (loss) for the year ended December 31, 2011	-	-	-	-	-	448	448	(208)	240
Exercise of options	1,600	-	-	-	-	-	1,600	160	1,760
Value attributed to options exercised	667	(667)	-	-	-	-	-	-	-
Value attribtued to options expired	-	(220)	-	-	-	220	-	-	-
Share based payments	-	935	-	-	-	-	935	-	935
Shares purchased under normal course issuer bid	(78)	-	(40)	-	-	-	(118)	-	(118)
Dilution of non-controlling interest	-	-	-	85	-	-	85	(89)	(4)
Subsidiary capital transactions	-	-	-	-	-	-	-	4	4
Dividends	-	-	-	-	-	(2,028)	(2,028)	-	(2,028)
Balance, December 31, 2011	122,685	1,064	383	513	1,970	1,585	128,200	607	128,807
Net income (loss) for the year ended December 31, 2012	-	-	-	-	-	(45,058)	(45,058)	(195)	(45,253)
Value attributed to options expired	-	(494)	-	-	-	494	-	-	-
Share based payments	-	601	-	-	-	-	601	-	601
Shares purchased under normal course issuer bid	(34)	-	(8)	-	-	-	(42)	-	(42)
Subsidiary capital transactions	-	-	-	-	-	-	-	5	5
Redemption of convertible debentures	-	-	-	-	(1,970)	1,970	-	-	-
Equity component of convertible debentures	-	-	-	-	870	-	870	-	870
Balance, December 31, 2012	$122,651	$1,171	$375	$513	870	$(41,009)	$84,571	$417	$84,988

See accompanying notes to the consolidated financial statements.

Wesdome Gold Mines Ltd.
Consolidated Statements of Cash Flows
(Expressed in thousands of Canadian dollars)

Years ended December 31	2012	2011
Operating activities
Net (loss) income	$(45,253)	$240
Depletion of mining properties	8,340	6,540
Accretion of discount on convertible debentures	348	654
Impairment charges	61,898	-
Loss (gain) on sale of equipment	23	(19)
Share-based compensation	601	935
Deferred income taxes	(14,589)	1,165
Interest expensed	733	920
Accretion of decommissioning liability	54	66
	12,155	10,501
Net changes in non-cash working capital (Note 22)	2,016	(5,532)
	14,171	4,969
Financing activities
Exercise of options	-	1,600
Shares issued by a subsidiary of the Company to third parties	-	160
Funds paid to repurchase common shares under NCIB	(42)	(118)
Redemptions of convertible debentures	(10,931)	-
Issuance of convertible debentures, net of financing	6,821	-
Repayment of obligations under finance leases	(192)	(1,266)
Interest paid	(733)	(920)
Dividends paid	-	(2,028)
	(5,077)	(2,572)
Investing activities
Additions to mining and exploration properties	(11,234)	(19,280)
Proceeds on sale of equipment	3	161
Funds held against standby letters of credit	(196)	35
	(11,427)	(19,084)
Net changes in non-cash working capital (Note 22)	1,751	(904)
	(9,676)	(19,988)
Decrease in cash and cash equivalents	(582)	(17,591)
Cash and cash equivalents, beginning of year	5,215	22,806
Cash and cash equivalents, end of year	$4,633	$5,215
Cash and cash equivalents consist of:
Cash	$3,826	$5,215
Term deposit (2012: 0.93%)	807	-
	$4,633	$5,215

Supplemental disclosure (Note 22)

See accompanying notes to the consolidated financial statements.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

1.           DESCRIPTION OF BUSINESS

Wesdome Gold Mines Ltd. ("Wesdome Ltd." or "the Company") is a gold producer engaged in mining and related activities including exploration, extraction, processing and reclamation. The Company's principal assets include the Eagle River mine, the Mishi mine and the Eagle River mill located near Wawa, Ontario and the Kiena mining and milling complex and exploration properties located in Val D'Or, Quebec. The Company is a publicly traded company, continued under Part 1A of the Companies Act (Quebec) and its common shares are listed on the Toronto Stock Exchange (TSX: WDO). Wesdome's head office is located at 8 King Street East, Suite 1305, Toronto, ON, M5C 1B5.

2.           BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

These consolidated financial statements are presented in Canadian dollars ("Cdn $"), which is also the functional currency of the Company.

These consolidated financial statements were authorized for issuance by the Board of Directors of the Company on March 14, 2013.

3.           SIGNIFICANT ACCOUNTING POLICIES

(a)           Basis of Consolidation
These consolidated financial statements include the financial statements of the parent company and its 57.6% (2011: 56.8%) owned subsidiary, Moss Lake Gold Mines Ltd. ("MLGM").

All transactions and balances between the parent company and its subsidiary are eliminated on consolidation.

Non-controlling interests in the Company's less than wholly-owned subsidiary are classified as a separate component of equity. On initial recognition, non-controlling interests are measured at their proportionate share of the acquisition-date fair value of identifiable net assets of the related subsidiary acquired by the Company. Subsequent to the acquisition date, adjustments are made to the carrying amount of non-controlling interests for the non-controlling interests' share of changes to the subsidiary's equity. Adjustments to recognize the non-controlling interests' share of changes to the subsidiary's equity are made even if this results in the non-controlling interests having a deficit balance.

Changes in the Company's ownership interest in a subsidiary that do not result in a loss of control are recorded as equity transactions. The carrying amount of non-controlling interests is adjusted to reflect the change in the non-controlling interests' relative interest in the subsidiary and the difference between the adjustment to the carrying amount of non-controlling interests and the Company's share of proceeds received and/or consideration paid is recognized directly in equity and attributed to shareholders of the Company.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

3.           SIGNIFICANT ACCOUNTING POLICIES (continued)

(b)           Revenue Recognition
Revenue comprises the fair value of the consideration received or receivable from the sale of bullion and is recognized when an arrangement exists, risks pass to the buyer, the price is fixed, it is probable that the economic benefits will be realized, and collection is reasonably assured.

Interest and other revenue are reported on an accrual basis using the effective interest method.

(c)           Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, balances with banks and highly liquid investments with maturities of less than three months.

(d)           Inventory
Inventories consisting of gold bullion and ore stockpiles are recorded at the lower of production costs on a first-in, first-out basis and at net realizable value ("NRV"). Production costs include costs related to mining, crushing, and mill processing, as well as applicable overhead, and depletion.

Ore stockpiles consist of coarse ore that has been extracted from the mine and is available for further processing. Costs are added to stockpiles based on the current mining cost per tonne and removed at an average cost per tonne.

Supplies are valued at the lower of average cost and replacement cost, which approximates net realizable value.

(e)           Mining Properties, Plant and Equipment
(i)           Cost and valuation
Mining properties, plant and equipment are carried at cost less accumulated depletion and any impairment in value. When an asset is disposed of, it is derecognized and the difference between its carrying value and net sales proceeds is recognized as a gain or loss in profit or loss.

(ii)           Mining properties and equipment
Mining properties and equipment include expenditures incurred on properties under development, payments related to the acquisition of land and mineral rights and property, plant and equipment which are recorded at cost on initial acquisition. Cost includes the purchase price and the directly attributable costs of acquisition or construction required to bring an asset to the location and condition necessary for the asset to be capable of operating in the manner intended by management.

Property acquisition and mine development costs are recorded at cost. Preproduction expenditures are capitalized until the commencement of production. Mine development costs incurred to expand operating capacity, develop new ore bodies or develop mine areas in advance of current production are capitalized. Mine development costs related to current period production are allocated to inventory as appropriate.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

3.           SIGNIFICANT ACCOUNTING POLICIES (continued)

(iii)         Depletion
Mine development costs, property, plant and equipment and other mining assets whose estimated useful life is the same as the remaining life of the mine are depleted over the mine's estimated life using the unit-of-production method ("UOP") calculated based on proven and probable reserves and measured and indicated resources.

Where components of an item of property, plant and equipment have a different useful life and cost that is significant to the total cost of the item, depreciation and depletion is calculated on each separate component.

Depreciation and depletion methods, useful lives and residual values are reviewed at a minimum at the end of each year.

(iv)          Subsequent costs
Repairs and maintenance costs are expensed as incurred. However, expenditures on major maintenance rebuilds or overhauls are capitalized when it is probable that the expenditures will extend the productive capacity or useful life of an asset. Any remaining costs of previous overhauls relating to the same asset are derecognized. All other expenditures are expensed as incurred.

(v)           Deferred stripping costs
Stripping costs incurred to prepare the ore body for extraction are capitalized as mine development costs (pre-stripping). Stripping costs incurred during the production phase of a mine are considered production costs and are included in the cost of inventory produced during the period in which stripping costs are incurred. Capitalized stripping costs are amortized on a UOP basis over the economically recoverable proven and probable reserves and measured and indicated resources to which they relate.

(f)            Leased Assets
When the economic ownership of a leased asset is transferred to the lessee, the lessee bears substantially all the risks and rewards related to the ownership of the leased asset. The related asset is then recognized at the inception of the lease at the lower of the present value of minimum lease payments and the fair value of the leased asset and a corresponding amount is recognized as a finance lease liability.

Depreciation methods and useful lives for assets held under finance lease agreements correspond to those applied to comparable assets which are legally owned by the Company. The corresponding finance lease liability is reduced by lease payments less finance charges, which are expensed as part of finance costs.

The interest portion of lease payments is charged to profit or loss over the period of the lease. Associated costs, such as maintenance and insurance, are expensed as incurred.

(g)           Exploration and Evaluation Costs
Exploration expenditures reflect the costs related to the initial search for mineral deposits with economic potential or obtaining more information about existing mineral deposits. Exploration expenditures typically include costs associated with sampling, mapping, diamond drilling and other work involved in searching for ore. All expenditures relating to exploration activities are capitalized as incurred from the point at which the Company receives the legal right to explore.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

3.            SIGNIFICANT ACCOUNTING POLICIES (continued)

Evaluation expenditures reflect costs incurred at exploration projects related to establishing the technical and commercial viability of developing mineral deposits identified through exploration or acquired through a business combination or asset acquisition.

Evaluation expenditures include the cost of:

(i)
establishing the volume and grade of deposits through drilling of core samples, trenching and sampling activities in an ore body that is classified as either a mineral resource or a proven and probable reserve,

(ii)	determining the optimal methods of extraction and metallurgical and treatment processes,

(iii)	studies related to surveying, transportation and infrastructure requirements,

(iv)	permitting activities, and

(v)	economic evaluations to determine whether development of the mineralized material is commercially justified, including scoping, prefeasibility and final feasibility studies.

Costs in relation to these activities are capitalized as incurred under exploration properties until such time as the Company expects that mineral resources will be converted to mineral reserves within a reasonable period and mine development commences. Thereafter, accumulated exploration and evaluation costs for the project are reclassified to mining properties. Exploration and evaluation costs of abandoned properties are expensed in the period in which the project is abandoned.

(h)	Impairment of Non-financial Assets
For impairment assessment purposes, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash generating units ("CGUs")). The Company's CGUs are its individual operating mine sites. At the end of each reporting period, the Company reviews and evaluates its mining properties and equipment at the CGU level to determine whether there is any indication that these assets are impaired. If any such indication exists, the recoverable amount of the relevant CGU is estimated in order to determine the extent of impairment.

The recoverable amount of a mine site is the greater of its fair value less costs to sell ("FVLCTS") and its value-in-use ("VIU"). The FVLCTS is estimated as the recoverable amount resulting from the sale of an asset or CGU, less the costs of disposal. The VIU is estimated as the discounted future pre-tax cash flows expected to be derived from a mine site. If the recoverable amount of a mine site is estimated to be less than its carrying amount, the carrying amount is reduced to its recoverable amount. Impairment losses are recognized as operating expenses in the period they are incurred. When an impairment loss reverses in a subsequent period, the carrying amount of the related asset is increased to the revised estimate of recoverable amount to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset previously. Reversals of impairment losses are recognized in profit or loss in the period the reversals occur.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

3.           SIGNIFICANT ACCOUNTING POLICIES (continued)

(i)	Income Taxes
Income taxes are calculated using the liability method where current income taxes are recognized as an expense for the estimated income taxes payable for the current period.

Deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and on unclaimed losses carried forward, to the extent that it is probable that deductions, credits and tax losses can be utilized, and are measured using the enacted or substantively enacted tax rates that will be in effect when the differences are expected to reverse or losses are expected to be utilized. Deferred income taxes relating to the initial recognition of an asset or liability in a transaction that, at the time of the transaction, neither affects accounting nor taxable income or is the result of a business acquisition, are not recognized. The deferred tax relating to items recorded in other comprehensive income is linked to these items for reporting purposes.

On a consolidated basis the Company does not offset asset and liability amounts with those of the subsidiary and with amounts owing to different taxation authorities. Deferred tax assets and liabilities are offset only when the Company has a right and intention to set off current tax assets and liabilities from the same taxation authority.

(j)            Equity, Reserves and Dividend Payments
Share capital represents the consideration received for shares that have been issued, net of related issuance costs.

Contributed surplus includes the value of share based payments net of the value of expired grants; discounts, net of premiums, on shares repurchased; and dilution gains and losses relating to non-controlling interest.

Retained earnings represent accumulated retained profits from all current and prior periods.

Dividend distributions payable to equity shareholders are included in "current liabilities" when the dividends have been approved in a directors' meeting prior to the reporting date.

(k)           Employee Benefits
Salaries and short-term employee benefits
Salaries and short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

Post-employment benefits
Post-employment benefits include a defined contribution plan under which the Company pays fixed contributions through a separate entity. Under this plan, the Company will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized as an employee benefit expense when due.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

3.           SIGNIFICANT ACCOUNTING POLICIES (continued)

(l)	Provisions
(i)           General

Provisions are recognized when present obligations, as a result of a past event, will probably lead to an outflow of economic resources from the Company and amounts can be estimated reliably. The timing or amount of the outflow may still be uncertain. A present obligation arises from the presence of a legal or constructive commitment that has resulted from past events. Provisions are not recognized for future operating losses.

Provisions are based on the most reliable information available at the reporting date, including the risks and uncertainties associated with the current best estimate.

(ii)              Decommissioning Liability

The Company's mining and exploration activities are subject to various government laws and regulations relating to the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company has made, and will continue to make expenditures to comply with such laws and regulations. Decommissioning and closure costs expected to be incurred in the future are estimated by the Company's management based on the information available to them.

Actual decommissioning and closure costs could be materially different from the current estimates. Any change in cost estimates, discount rates, or other assumptions should additional information become available would be accounted for on a prospective basis. The Company's estimates are reviewed annually for changes in regulatory requirements, discount rates, and changes in estimates. Management considers the Bank of Canada bond rate related to the life of mine when determining the discount rate. The rate is subsequently adjusted for risk to allow for the indeterminate nature of the mine life.

The net present value of the future rehabilitation cost estimates arising from decommissioning of property, plant and equipment is recognized in the period in which it is incurred with an offsetting amount being recognized as an increase in the carrying amount of the corresponding mining asset. This asset is amortized on a UOP basis over the estimated life of the mine while the corresponding liability accretes to its undiscounted value by the end of the mine's life.

(m)          Financial Instrument Classification and Measurement
Financial instruments are measured on initial recognition at fair value, and, in the case of financial instruments other than those classified as "fair value through profit and loss", directly attributable transaction costs. Measurement of financial assets in subsequent periods depends on whether the financial instrument has been classified as "fair value through profit and loss", "available-for-sale", "held-to-maturity", or "loans and receivables" as defined by IAS 39 - "Financial Instruments":

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

3.           SIGNIFICANT ACCOUNTING POLICIES (continued)

Recognition and Measurement
Measurement of financial liabilities subsequent to initial recognition depends on whether they are classified as fair value through profit and loss or "other financial liabilities".

Financial assets and financial liabilities at fair value through profit and loss include financial assets and financial liabilities that are held for trading or designated upon initial recognition as at fair value through profit and loss. These financial instruments are measured at fair value with changes in fair values recognized in profit or loss.

Financial assets designated as available-for-sale are measured at fair value, with changes in fair values recognized in other comprehensive income ("OCI"), except when there is objective evidence that the asset is impaired, at which point the cumulative loss that had been previously recognized in OCI is recognized in profit or loss. Financial assets classified as held-to-maturity and loans and receivables are measured subsequent to initial recognition at amortized cost using the effective interest method. Financial liabilities, other than financial liabilities classified as fair value through profit and loss, are measured in subsequent periods at amortized cost using the effective interest method.

Cash and cash equivalents, restricted funds and receivables, are classified as loans and receivables. Long-term investments in equity securities, where the Company cannot exert significant influence, are designated as available-for-sale. Payables and accruals are classified as other financial liabilities.

(n)           Convertible Debentures
The holder has the right to demand that the Company pay all or part of the liability associated with the Company's outstanding convertible notes in cash on the conversion date. Accordingly the Company classifies the convertible notes as a financial liability with a conversion feature. The conversion feature is recognized initially at its fair value, as a separate component of equity. The liability component is recognized initially as the difference between the face value of the convertible notes as a whole and the value of conversion feature. The liability component is subsequently measured at amortized cost using the effective interest method.

Interest, gains and losses related to the liability component are recognized in profit or loss.

(o)           Flow-through Shares
The Company has financed a portion of its exploration activities through the issuance of flow-through shares. Under the terms of flow-through share agreements, the tax attributes of the related expenditures are renounced to subscribers. The Company allocates the proceeds from the issuance of these shares between the offering of shares and the tax benefits to be renounced to subscribers. The allocation is made based on the difference between the quoted price of the same class of share without the flow-through feature and the amount the investor pays for the flow-through shares. A deferred flow-through premium liability is recognized for the difference. The liability is reversed after the expenditures are made and the Company expresses its intention to renounce the expenditures and is recorded in other income. The renunciation also gives rise to a taxable temporary difference between the accounting and tax bases of the qualifying expenditure.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

3.           SIGNIFICANT ACCOUNTING POLICIES (continued)

(p)           Share-based Payments

The Company's share-based stock option plan is designed to advance the interests of the Company by encouraging employees, officers and directors to have equity participation in the Company through the acquisition of common shares. Stock options granted vest either immediately or over the term of the option. Stock options have an exercise price of no less than the closing price of the common shares on the Toronto Stock Exchange on the trading day immediately preceding the date on which the options are granted and are exercisable for a period not to exceed five years. The cost of these stock options is measured using the estimated fair value at the date of the grant determined using the Black-Scholes option pricing model.

The Black-Scholes option pricing model requires the input of subjective assumptions, including the expected term of the option and stock price volatility. The expected term of options granted is determined based on historical data on the average hold period before exercise, expiry or cancellation. Annually, the estimated forfeiture rate is adjusted for actual forfeitures in the period.

Expected volatility is estimated with reference to the historical volatility of the share price of the Company. The costs are recognized over the vesting period of the option. The total amount recognized as an expense is adjusted to reflect the number of options expected to vest at each reporting date. The corresponding credit for these costs is recognized in the share-based payment reserve in equity.

(q)           Comprehensive Income (Loss)
Comprehensive income (loss) is the change in the Company's net assets arising from transactions, events and circumstances not related to the Company's shareholders and include items that would not normally be included in profit or loss such as unrealized gains or losses on available-for-sale investments.

(r)           Operating Segments
The Company operates in one industry segment, the gold mining and related activities industry including exploration, extraction, processing and decommissioning. All of the Company's operations are located within one geographical area.

4.           SIGNIFICANT JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of the Company's consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continually evaluated and are based on management's experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

The areas which require management to make significant judgments, estimates and assumptions in determining carrying values include, but are not limited to:

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars) Years ended December 31, 2012 and 2011

4.           SIGNIFICANT JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

(i)           Reserves
Proven and probable reserves are the economically mineable parts of the Company's measured and indicated mineral resources that have been incorporated into the mine plan. The Company estimates its proven and probable reserves and measured and indicated and inferred mineral resources based on information compiled by appropriately qualified persons. The information relating to the geological data on the size, depth and shape of the ore body requires complex geological judgments to interpret the data. The estimation of future cash flows related to proven and probable reserves is based upon factors such as estimates of foreign exchange rates, commodity prices, future capital requirements and production costs along with geological assumptions and judgments made in estimating the size and grade of the ore body.

Changes in the proven and probable reserves or measured, indicated and inferred mineral resources estimates may impact the carrying value of mining properties and equipment, depletion, impairment assessments and the timing of decommissioning and remediation obligations.

(ii)          Depletion
Mining properties are depleted using the unit-of-production method ("UOP") over a period not to exceed the estimated life of the ore body based on recoverable ounces to be mined from proven and probable reserves and measured and indicated resources.

Mobile and other equipment is depreciated, net of residual value over the useful life of the equipment but does not exceed the related estimated life of the mine based on proven and probable reserves and measured and indicated resources.

The calculation of the UOP rate, and therefore the annual depletion expense, could be materially affected by changes in the underlying estimates. Changes in estimates can be the result of actual future production differing from current forecasts of future production, expansion of mineral reserves through exploration activities, differences between estimated and actual costs of mining and differences in the gold price used in the estimation of mineral reserves.

Significant judgment is involved in the determination of useful life and residual values for the computation of depletion and no assurance can be given that actual useful lives and residual values will not differ significantly from current assumptions.

(iii)         Provision for decommissioning obligations
The Company assesses its provision for decommissioning on an annual basis or when new material information becomes available. Mining and exploration activities are subject to various laws and regulations governing the protection of the environment. In general, these laws and regulations are continually changing and the Company has made, and intends to make in the future, expenditures to comply with such laws and regulations. Accounting for decommissioning obligations requires management to make estimates of the future costs the Company will incur to complete the decommissioning work required to comply with existing laws and regulations at each mining operation. Also, future changes to environmental laws and regulations could increase the extent of decommissioning work required to be performed by the Company. Increases in future costs could materially impact the amounts charged to operations for decommissioning. The provision represents management's best estimate of the present value of the future decommissioning obligation. The actual future expenditures may differ from the amounts currently provided.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

4.           SIGNIFICANT JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

(iv)          Share-based payments
The determination of the fair value of share-based compensation is not based on historical cost, but is derived based on subjective assumptions input into an option pricing model. The model requires that management make forecasts as to future events, including estimates of the average future hold period of issued stock options before exercise, expiry or cancellation; future volatility of the Company's share price in the expected hold period (using historical volatility as a reference); and the appropriate risk-free rate of interest. Stock-based compensation incorporates an expected forfeiture rate. The expected forfeiture rate is estimated based on historical forfeiture rates and expectations of future forfeiture rates, and is adjusted if the actual forfeiture rate differs from the expected rate.

The resulting value calculated is not necessarily the value that the holder of the option could receive in an arm's length transaction, given that there is no market for the options and they are not transferable. It is management's view that the value derived is highly subjective and dependent entirely upon the input assumptions made.

(v)           Deferred taxes
Preparation of the consolidated financial statements requires an estimate of income taxes in each of the jurisdictions in which the Company operates. The process involves an estimate of the Company's current tax exposure and an assessment of temporary differences resulting from differing treatment of items, such as depreciation and depletion, for tax and accounting purposes. These differences result in deferred tax assets and liabilities that are included in the Company's consolidated statements of financial position.

An assessment is also made to determine the likelihood that the Company's deferred tax assets will be recovered from future taxable income.

Judgment is required to continually assess changing tax interpretations, regulations and legislation, to ensure liabilities are complete and to ensure assets are realizable. The impact of different interpretations and applications could be material.

(vi)          Recoverability of mining properties
The Company's management reviews the carrying values of its mining properties on a regular basis to determine whether any write-downs are necessary. The recovery of amounts recorded for mining properties depends on confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain the necessary financing to complete the development, and future profitable production or proceeds from the disposition thereof. Management relies on life-of-mine ("LOM") plans in its assessments of economic recoverability and probability of future economic benefit. LOM plans provide an economic model to support the economic extraction of reserves and resources. A long-term LOM plan and supporting geological model identifies the drilling and related development work required to expand or further define the existing ore body.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

4.           SIGNIFICANT JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

(vii)        Exploration and evaluation expenditures
Judgment is required in determining whether the respective costs are eligible for capitalization where applicable, and whether they are likely to be recoverable by future exploration, which may be based on assumptions about future events and circumstances. Estimates and assumptions made may change if new information becomes available.

(viii)       Equity component of convertible debentures
The convertible debentures are classified as liabilities, with the exception of the portion relating to the conversion feature, resulting in the carrying value of the liability being less than its face value. The discount is being accreted over the term of the debentures, utilizing the effective interest method which approximates the market rate at the date the debentures were issued. Management uses its judgment to determine an interest rate that would have been applicable to non-convertible debt at the time the debentures were issued.

(ix)         Inventory – ore stockpile
Expenditures incurred and depletion of assets used in mining and processing activities are deferred and accumulated as the cost of ore maintained in stockpiles. These deferred amounts are carried at the lower of cost or NRV. Impairments of ore in stockpiles resulting from NRV impairments are reported as a component of current period costs.

The allocation of costs to ore in stockpiles and the determination of NRV involve the use of estimates. There is a high degree of judgment in estimating future milling costs, future milling levels, prevailing and long-term gold and silver prices, and the ultimate estimated recovery for ore.

5.           UPCOMING CHANGES IN ACCOUNTING STANDARDS

IFRS 9 – Financial Instruments: Classification and Measurement
In November, 2009, the IASB issued IFRS 9 which proposes to replace IAS 39. The replacement standard has the following significant components: establishes two primary measurement categories for financial assets – amortized cost and fair value; establishes criteria for classification of financial assets within the measurement category based on business model and cash flow characteristics; and eliminates existing held to maturity, available for sale and loans and receivable categories.

This standard is effective for the Company's annual year end beginning January 1, 2015. The Company will evaluate the impact of the change to its consolidated financial statements based on the characteristics of its financial instruments at the time of adoption.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

5.           UPCOMING CHANGES IN ACCOUNTING STANDARDS (continued)

IFRS 10 – Consolidation
IFRS 10 requires an entity to consolidate an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC-12 Consolidation—Special Purpose Entities and parts of IAS 27 Consolidated and Separate Financial Statements. IFRS 10 is required to be applied for annual periods beginning January 1, 2013.

IFRS 11 – Joint Arrangements
IFRS 11 requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. Under existing IFRS, entities have the choice to proportionately consolidate or equity account for interests in joint ventures. IFRS 11 supersedes IAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities—Non-monetary Contributions by Venturers. IFRS 11 is required to be applied for annual periods beginning January 1, 2013.

IFRS 12 – Disclosure of Interests in Other Entities
IFRS 12 establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity's interests in other entities. IFRS 12 is required to be applied for annual periods beginning January 1, 2013.

IFRS 13 – Fair Value Measurement
IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures. IFRS 13 is required to be applied for annual periods beginning January 1, 2013.

Management has yet to assess the impact that IFRS 10, IFRS 11, IFRS 12 and IFRS 13 would have on the financial statements of the Company.

IFRIC 20 – Stripping Costs in the Production Phase of a Surface Mine
In October, 2011, the IASB issued IFRIC 20, "Stripping Costs in the Production Phase of a Surface Mine". IFRIC 20 provides guidance on the accounting for costs of stripping activity in the production phase of surface mining when two benefits accrue to the entity from the stripping activity: useable ore that can be used to produce inventory and improved access to further quantities of material that will be mined in future periods. IFRIC 20 is required to be applied starting January 1, 2013. The Company is currently assessing the impact of adopting IFRIC 20 on our consolidated financial statements.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

5.           UPCOMING CHANGES IN ACCOUNTING STANDARDS (continued)

Amendments to Other Standards

In addition, there have been amendments to existing standards, including IAS 27, "Separate Financial Statements" (IAS 27), and IAS 28, "Investments in Associates and Joint Ventures" (IAS 28). IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non-consolidated financial statements. IAS 28 has been amended to include joint ventures in its scope and to address the changes in IFRS 10 to 13. The Company is currently in the process of analyzing the impact of these amendments on the consolidated financial statements.

The IASB is expected to publish new IFRSs on the following topics in the near future. The Company will assess the impact of these new standards on the Company's operations as they are published:

•	IAS 18 Revenue Recognition

6.           RECEIVABLES

	December 31 2012	December 31 2011

Mining duties refunds and tax credits	$412	$1,012
Goods and services tax	3,340	4,365
Prepaids	91	550
Refund due from Commission de la Santé et de la Securitie du Travail	-	794
Deposits	150	158
Other	305	458
	$4,298	$7,337

7.           INVENTORY

	December 31 2012	December 31 2011
Gold bullion	$13,287	$12,469
Supplies	3,166	2,802
Ore stockpiles	3,180	-
	$19,633	$15,271

8.           RESTRICTED FUNDS

	December 31	December 31
	2012	2011
Relating to mine closure plans (see Note 14)	$1,966	$1,635
Relating to hydro deposit	415	415
Relating to finance leases/equipment rental	200	335
	2,581	2,385
Less current portion	200	-
	$2,381	$2,385

Funds are being held in Guaranteed Investment Certificates at interest rates ranging from 0.80% to 0.95% (2011: 0.89% to 0.95%) maturing to November, 2013.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

9.           MINING PROPERTIES, PLANT AND EQUIPMENT

Gross Carrying Amount	Eagle River Complex	Kiena Mine Complex	Total
Balance, December 31, 2010	$35,206	$79,675	$114,881
Additions	10,288	9,326	19,614
Disposals	(575)	(110)	(685)
Change in decommissioning provision	22	(69)	(47)
Balance, December 31, 2011	44,941	88,822	133,763
Additions	6,294	4,728	11,022
Disposals	(38)	-	(38)
Impairment charge	-	(60,948)	(60,948)
Change in decommissioning provision	521	377	898
Balance, December 31, 2012	$51,718	$32,979	$84,697

Accumulated Depletion	Eagle River Complex	Kiena Mine Complex	Total
Balance, December 31, 2010	$(13,269)	$(23,925)	$(37,194)
Depletion	(2,657)	(3,798)	(6,455)
Balance, December 31, 2011	(15,926)	(27,723)	(43,649)
Depletion	(4,582)	(3,785)	(8,367)
Balance, December 31, 2012	$(20,508)	$(31,508)	$(52,016)
Carrying Amount, December 31, 2010	$21,937	$55,750	$77,687
Carrying Amount, December 31, 2011	$29,015	$34,633	$90,114
Carrying Amount, December 31, 2012	$31,210	$1,471	$32,681

Eagle River Complex
The Eagle River mine complex consists of the Eagle River mine, the Mishi mine and the Eagle River mill and all related infrastructure and equipment.

The Eagle River mine is subject to a 2% net smelter return royalty payable to the original vendors of the property.

The Mishi mine is subject to royalty payments of $1 per tonne for open pit mining and $2 per tonne for underground mining in respect of ore mined and milled from the underlying claims in excess of 700,000 tonnes. Ore milled to date totals 200,410 tonnes.

Kiena Mine Complex
The Kiena mine complex consists of the Kiena mine concession, Kiena mill, related infrastructure and equipment and 165 mining claims in the Township of Dubuisson, Quebec.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

10.           IMPAIRMENT

During the year ended December 31, 2012, the Company recorded impairment charges aggregating $61.9 million, comprised to $60.9 million at the Kiena Mine Complex and $1.0 million at Pukaskwa (Note 11), which were recorded as a separate line in the Consolidated Statement of Income (Loss) and Comprehensive Income (Loss).

The fact that the Company's market capitalization was below the book value of the net assets on the balance sheet was considered an indicator of impairment.

As a result of the amount of uncertainty in estimating the value of the Kiena Mine Complex, the Company determined that the FVLCTS of the property is equal to its residual value which consists of the salvage value of its equipment. This was determined to be appropriate as there are currently no bids for the property, and no comparable transactions in the market. Furthermore, the current best estimate of the fair value to an acquirer would be the salvage value of the equipment.

Subsequent to year-end, the Company received a report based on a preliminary LOM study which confirmed the estimated FVLCS and cast doubt on the current economic viability of the Kiena Mine Complex. As a result of the report, the Company decided subsequent to yearend that it would suspend mining operations at the Kiena Mine Complex by June 30, 2013.

11.           EXPLORATION PROPERTIES

	Wesdome Group	Moss Lake	Magnacon	Pukaskwa	Total
Balance, December 31, 2010	$24,790	$2,989	$2,033	$950	$30,762
Exploration expenditures	3	120	1	-	124

Balance, December 31, 2011	24,793	3,109	2,034	950	30,886
Exploration expenditures	-	218	-	-	218
Impairment charge (Note 10)	-	-	-	(950)	(950)
Balance, December 31, 2012	$24,793	$3,327	$2,034	$-	$30,154

The Wesdome Group Properties
The Wesdome Group Properties include the Wesdome, Shawkey, Siscoe and Siscoe-Extension,Mine École, Lamothe, Lamothe-Extension, Yankee Clipper and Callahan properties. These properties, in conjunction with the mining property Kiena mine complex, are contiguous and are integrated into the Company's long term strategy of progressive exploration and development from a central infrastructure.

Wesdome property
The Company has a 100% interest in this property which consists of 51 claims totalling 2,003 acres and is located under de Montigny Lake in Vassan and Dubuisson Townships, Quebec and is contiguous to the Kiena mine complex. The property is subject to a 1% net smelter royalty.

Shawkey properties
The Company has a 100% interest in the Shawkey and the Shawkey South properties, which are contiguous to the Kiena mine complex and consist of four mining concessions and three mining claims, respectively, in Dubuisson Township, Quebec.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

11.           EXPLORATION PROPERTIES (continued)

Siscoe and Siscoe-Extension properties
The Siscoe property is located in Dubuisson and Vassan Townships, Quebec and consists of two mining concessions. The Siscoe-Extension property consists of 13 contiguous claims. These properties are contiguous to the Kiena mine complex.

The Company owns a 100% interest in the Siscoe property and a 75% interest in the Siscoe-Extension property. The original vendor of these properties retains a 3% net smelter return royalty of which 1% can be purchased for $500,000.

Mine École property
The Mine École property is located in Dubuisson Township and consists of 23 claims located southeast and contiguous to the Shawkey property.

Other properties
Other properties consist of interests in the Lamothe, Lamothe-Extension, Yankee Clipper and Callahan properties which are contiguous to the Wesdome property.

The Lamothe and Callahan properties are subject to a 1% net smelter royalty and 8 of the 10 claims comprising the Yankee Clipper property are subject to a 2% net profits royalty.

Moss Lake Properties
The Moss Lake property is owned by Moss Lake Gold Mines Ltd. ("MLGM") which is obligated to pay underlying advance royalties of $5,469 per quarter to the vendors of the Moss Lake property until commercial production is achieved. Upon commencement of commercial production, the property is subject to an 8.75% net profits royalty, as defined, to these underlying vendors in lieu of the underlying advance royalty.

MLGM owns a 100% interest in the Fountain Lake property which consists of 149 mining claims contiguous to the Moss Lake property to the east, west and south. This property is subject to a 2.5% net smelter return royalty payable to certain original vendors of the property. This royalty is subject to a buyback clause whereby the royalty may be reduced to a 1.5% net smelter return for consideration of $1.0 million.

Magnacon Properties
In 2000, the Company acquired a 75% joint venture interest in the Magnacon properties located adjacent to the Eagle River mill and entered into a joint venture agreement with the two companies holding the remaining 25% interest. Subsequently, the joint venture partners' interest was reduced to approximately 22.72%. In June 2009, the Company purchased the joint venture partners' interest for $750,000 and an additional 1% net smelter royalty. The Company owns 100% of the Magnacon properties which are subject to net smelter royalties of 1.5% on the Magnacon property and 2% on the adjacent property.

Pukaskwa Properties
In June 2009, the Company entered into an exploration and option agreement to earn up to a 60% interest in the Pukaskwa claims located 15 kilometres west of the Eagle River Mill. By spending or causing to be spent $1.5 million before June 30, 2012, the Company would have earned a 30% undivided working interest in the claims. The Company paid $25,000 to the owner upon closing and has written-off the carrying amount of the property as it did not spend the required $1.5 million by June 30, 2012.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

12.           OBLIGATIONS UNDER FINANCE LEASES

The Company leases, with options to purchase, certain mining equipment. Future minimum payments under finance leases, together with the balance of the obligations under finance leases are as follows:

	December 31 2012	December 31 2011
Not later than one year	$921	$997
Later than one year and not later than five years	694	854
Total minimum lease payments	1,615	1,851
Less: Interest portion at the weighted average of 5.33% (2011: 6.68%)	76	120
Total obligations under capital leases, secured by equipment	1,539	1,731
Less:Current portion	898	913
Long term portion	$641	$818

The cost of equipment under finance leases at December 31, 2012 is $3,573,000 (2011: $3,871,000) with related accumulated depreciation of $1,002,000 (2011: $1,021,000). These assets are included in mining properties and equipment.

13.           CONVERTIBLE 7% DEBENTURES

The following table summarizes the changes in the liability and equity components of the convertible debentures during the years ended December 31, 2012 and 2011.

Liability component	December 31 2012	December 31 2011
Balance, beginning of year	$10,726	$10,072
Accretion	205	654
Redemption of convertible debentures	(10,931)	-
	-	10,726
Issuance of convertible debentures	5,617	-
Accretion	143	-
Balance, end of year	$5,760	$10,726

Equity component	December 31 2012	December 31 2011
Balance, beginning of year	$1,970	$1,970
Redemption of convertible debentures	(1,970)	-
	-	1,970
Issuance of convertible debentures	870	-
Balance, end of year	$870	$1,970

On May 30, 2007, the Company completed a private placement of senior unsubordinated convertible debentures in the amount of $11,539,000. The debentures were convertible into common shares of the Company at $3.25 per common share until the maturity date of May 31, 2012, at which point they were redeemed by the Company.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

13.           CONVERTIBLE 7% DEBENTURES (continued)

On May 24, 2012, the Company completed a $7,021,000 non-brokered private placement of unsubordinated convertible debentures. The debentures mature on May 31, 2017, bearing interest at 7% per annum payable semi-annually, convertible into common shares of the Company at $2.50 per common share. The net proceeds of $6,821,000 of the new convertible debentures were used towards the redemption of the existing convertible debentures that matured on May 31, 2012.

The liability components of these debentures were calculated, at the dates of issuance, as the present value of the principal and interest, at a rate approximating the interest rate that would have been applicable to non-convertible debt at the dates the debentures were issued. The liability components were recorded at amortized cost and accreted to the principal amounts over the term of the convertible debentures by charges to interest expense using an effective interest rate of 12.50% and 13.92%, respectively, for the debentures maturing on May 31, 2017 and May 31, 2012.

The carrying value of the conversion option, $870,000, which is net of issuance costs ($57,000) and deferred income tax ($334,000) has been recorded as a separate component in shareholders' equity.

At December 31, 2012, the face value of debentures available for conversion at $2.50 totalled $7,021,000.

14.           PROVISIONS

The Company is committed to a program of environmental protection at its operating mines, development projects and exploration sites. The Eagle River ore and waste rocks are not acid generating which minimizes the environmental risks of mining. Although the ultimate amount of decommissioning costs is uncertain, the Company estimates its future decommissioning costs for the Eagle River mine, Mishi mine and the mill to be about $1.5 million and the Kiena mining and milling complex to be about $1.4 million. The Company has provided $2.0 million standby letters of credit to be held against these future environmental obligations.

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of the obligation associated with the retirement of mining properties:

Balance, December 31, 2010	$1,574
Accretion expense	66
Change in decommissioning provision	(47)
Balance, December 31, 2011	1,593
Accretion expense	54
Change in decommissioning provision	898
Balance, December 31, 2012	$2,545

As a result of increased activity at the Eagle River Mishi mine, the Company was required to increase its decommissioning provision. The decommissioning provision is based on current reserve estimates, forecasted production and estimated future cash flows underlying the obligation. The risk adjusted interest rate employed was 3.36% (2011: 3.36%). The obligation will be accreted to $3.0 million (2011: $1.9 million) over the next 4 to 5 years.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

15.           CAPITAL STOCK

Authorized:

The authorized capital of the Company consists of an unlimited number of common shares without par value.

	Shares	Amount
Issued:
Balance, December 31, 2010	101,176,159	$120,496
Exercise of options	797,000	1,600
Value attributed to options exercised		667
Shares purchased under NCIB	(65,000)	(78)
Balance, December 31, 2011	101,908,159	122,685
Shares purchased under NCIB	(28,500)	(34)
Balance, December 31, 2012	101,879,659	$122,651

On July 12, 2010, the Company received approval from the TSX for a Normal Course Issuer Bid ("NCIB"). The bid allowed the Company to purchase on the open market up to 6,681,620 of its common shares for cancellation over a period of one year to end on July 13, 2011. During the period July 12, 2010 to July 13, 2011, the Company repurchased for cancellation a total of 37,800 common shares with a carrying value of $43,000 for total cash consideration of $96,100. When the cash cost is less than the carrying amount the difference is charged to contributed surplus; when it is greater it is charged to contributed surplus to the extent there is a balance related to share repurchases, with any remainder charged to retained earnings.

On August 5, 2011, the Company received approval from the TSX for another NCIB. The bid allowed the Company to purchase, on the open market, up to 9,999,409 of its common shares for cancellation over a period of one year to end on August 7, 2012. The Company purchased for cancellation a total of 85,700 common shares under this NCIB with a carrying value of $103,000 for total cash consideration of $141,000.

16.           COMMON SHARE PURCHASE PLAN

The Company has an equity settled common share purchase plan under which the Board of Directors may grant options to purchase common shares to qualified directors, officers, employees and consultants providing on-going services to the Company or any subsidiary of the Company. All options granted have a five year life with vesting periods based on the size of the option grant and at prices equal to the closing price for the day immediately preceding the date the options were granted. The maximum aggregate number of common shares under option at any time pursuant to the Plan is set at 5,000,000 of which 3,392,000 are available to be issued.

The following table reflects the continuity for the years ended December 31, 2012 and 2011 of options granted under the plan.

	Options		Weighted Average Exercise Price
	2012	2011	2012		2011
			$		$
Outstanding, beginning of year	1,730,500	1,772,000		2.25		1.91
Granted	435,000	940,000		1.13		2.67
Exercised	-	(797,000)		-		2.01
Expired	(557,500)	(184,500)		1.59		2.23
Outstanding, end of year	1,608,000	1,730,500		2.17		2.25

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

16.           COMMON SHARE PURCHASE PLAN (continued)

Outstanding Options				Exercisable Options
Range of exercise prices	Number outstanding	Weighted average remaining life	Weighted average exercise price	Number exercisable		Weighted average exercise price
		(years)		$		$
less than $1.00	268,000	4.34	0.83		188,000		0.83
$1.00 - $1.50	170,000	3.77	1.40		40,000		1.36
$1.51 - $2.00	140,000	2.76	1.80		110,000		1.78
$2.01 - $2.50	270,000	2.92	2.41		198,000		2.41
$2.51 - $3.00	760,000	3.21	2.79		390,000		2.76
	1,608,000	3.37	2.17		926,000		2.12

The fair value of the options granted was estimated on the date of grant using the Black-Scholes option pricing model. For the years ended December 31, 2012 and 2011, grant date fair value indicated was based on the following factors:

	2012	2011
Weighted average fair value, per option ($)	0.64	1.51
Weighted average risk-free interest rate (%)	1.21	2.83
Weighted average volatility (%)	67.10	66.86
Expected life (years)	5.0	5.0
Dividend yield (%)	-	0.7

The estimated fair value of the options granted is expensed over the vesting period. The fair value compensation and contributed surplus relating to stock options was $601,540 (2011: $934,950). The average fair value of the common shares during the years ended December 31, 2012 and 2011 was $1.22 and $2.54, respectively.

17.         INCOME TAXES

Deferred tax arising from temporary differences and unused tax losses are summarized as follows:

Deferred tax assets (liabilities)	January 1 2012	Recognized in equity	Recognized in profit and loss	December 31 2012
Unclaimed non-capital losses	$776	$-	$594	$1,370
ITC credit	71	-	(1)	70
Unclaimed SR&ED expense	125	-	3	128
Eligible capital property	115	-	(6)	109
Deductible reclamation costs	417	-	262	679
Unclaimed financing costs	3	-	40	43
Ontario resource profit tax credit	715	-	(53)	662
Resource tax credit	1,116	-	(1,116)	-
Equity portion of convertible debenture	-	(334)	-	(334)
(Excess of carrying value of mining and exploration properties over tax basis) tax basis in excess of carrying value	(2,723)	-	14,866	12,143
Net deferred tax asset	$615	$(334)	$14,589	$14,870

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

17.           INCOME TAXES (continued)

Deferred tax assets (liabilities)	January 1	Recognized in	December 31
	2011	profit and loss	2011
Unclaimed non-capital losses	$1,373	$(597)	$776
Investment Tax Credit	70	1	71
Unclaimed SR&ED expense	128	(3)	125
Eligible capital property	127	(12)	115
Deductible reclamation costs	411	6	417
Unclaimed financing costs	65	(62)	3
Ontario resource profit tax credit	658	57	715
Resource tax credit	1,116	-	1,116
	3,948	(610)	3,338
Excess of carrying value of mining and exploration properties over unclaimed resource pools and undepreciated capital cost (including inventory)	(2,168)	(555)	(2,723)
Net deferred tax asset	$1,780	$(1,165)	$615

The following table reconciles the expected income tax expense/recovery at the combined Federal and Ontario statutory income tax rate 26.5% (2011: 28.3%) to the amounts recognized in the consolidated statements of income.

	2012	2011

Net income (loss) reflected in consolidated statements of income	$(59,829)	$1,333
Expected income tax (recovery) expense	$(15,855)	$377
Non-deductible expense	17	379
Change in statutory rates	76	(25)
Stock compensation expense	160	265
Accretion of discount on convertible promissory note	93	185
Ontario resource profits allowance	-	(83)
Ontario income tax harmonization	4	(36)
Mining tax recovery	-	(36)
Derecognition of Future Tax Asset, Quebec non-refundable credits	708	-
Other	138	-
Change in tax benefit not recognized	83	67
Tax expense (recovery)	$(14,576)	$1,093

The decrease in the statutory income tax rate is due to the enacted reduction in the Federal and Provincial corporation tax rates.

Non-capital losses available for carry forward to reduce taxable income in future years expire in 2028 and 2029. No tax benefit has been recorded for the deductible temporary differences and federal and provincial non-capital losses, totaling $3,907,000, of MLGM. Losses of $1,304,000 will expire between 2013 and 2032.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

17.           INCOME TAXES (continued)

The Company is subject to income tax laws in various jurisdictions. Tax laws are complex and potentially subject to different interpretations by the taxpayer and the relevant tax authority. The provision for income taxes and deferred tax represents management's interpretation of the relevant tax laws and its estimate of current and future income tax implications of the transactions and events during the period. The Company may be required to change its provision for income taxes or deferred tax balances when the ultimate deductibility of certain items is successfully challenged by taxing authorities or if estimates used in determining the amount of deferred tax asset to recognized change significantly, or when receipt of new information indicates the need for adjustment in the amount of deferred tax to be recognized. Additionally, future events, such as changes in tax laws, tax regulations, or interpretations of such laws or regulations, could have an impact on the provision for income tax, deferred tax balances and the effective tax rate. Any such changes could materially affect the amounts reported in the consolidated financial statements in the year these changes occur.

18.           EARNINGS PER SHARE AND DIVIDENDS

Basic earnings per share ("EPS") is calculated by dividing the net earnings available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated using the treasury method of calculating the weighted average number of common shares outstanding, except the if-converted method is used in assessing the dilution impact of convertible notes. The treasury method assumes that outstanding stock options with an average exercise price below the market price of the underlying shares are exercised and the assumed proceeds are used to repurchase common shares of the Company at the average price of the common shares for the period. The if-converted method assumes that all convertible notes have been converted in determining diluted EPS if they are in-the-money except where such conversion would be anti-dilutive.

	2012	2011
(Loss) income available to common shareholders	$(45,058)	$448
Weighted average number of shares, basic	101,886,912	101,707,396
Dilutive securities
Options	104,872	273,058
Convertible debentures	-	-
Weighted average number of shares, diluted	101,991,784	101,980,454
Basic (loss) earnings per share	$(0.44)	$0.00
Diluted (loss) earnings per share	$(0.44)	$0.00
Number of shares excluded from diluted earnings per share calculation due to anti-dilutive effect:
Options	1,320,000	765,000
Convertible debentures	2,808,400	3,363,385

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

18.           EARNINGS PER SHARE AND DIVIDENDS (continued)

Dividends

On April 29, 2011, Wesdome Ltd.'s Board of Directors approved payment of a dividend of $0.02 per share on the Company's outstanding common shares to shareholders of record on the close of business on April 15, 2011 in the amount of $2,028,000.

19.           EMPLOYEE BENEFITS

	2012	2011
Salaries and short-term employee benefits	$37,232	$40,162
Post employment benefits	753	727
	37,985	40,889
Share-based compensation	602	766
	$38,587	$41,655
	2012	2011
Salaries and employee benefits expensed to mining and processing expenses	$35,330	$36,826
Salaries and employee benefits capitalized	3,257	4,829
	$38,587	$41,655

20.            RELATED PARTY INFORMATION

Key management of the Company are its Board of Directors and members of executive management. Key management personnel remuneration includes the following expenses:

	2012	2011
Salaries and short-term employee benefits	$1,212	$1,266
Post employment benefits	46	44
Fair value of share-based compensation	415	493
	$1,673	$1,803

In fiscal 2012, the Company paid $55,500 in directors' fees (2011: $23,900) to companies whose managing partners are directors of the Company.

21.            FINANCIAL INSTRUMENTS – DISCLOSURES AND PRESENTATION

Financial instruments disclosures requires the Company to provide information about: a) the significance of financial instruments for the Company's financial position and performance and, b) the nature and extent of risks arising from financial instruments to which the Company is exposed during the period and at the statement of financial position date, and how the Company manages those risks.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

21.             FINANCIAL INSTRUMENTS – DISCLOSURES AND PRESENTATION (continued)

Financial Instruments – Fair Values
Following is a table which sets out the fair values of recognized financial instruments using the valuation methods and assumptions described below:

	2012		2011
	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial Liabilities
Other financial liabilities:
Convertible 7% debentures	$-	$-	$10,726	$11,040
Convertible 7% debentures – new issue	$7,021	$7,021

Determination of Fair Value
The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm's length transaction between willing parties. The Company uses the following methods and assumptions to estimate fair value of each class of financial instruments for which carrying amounts are included in the consolidated statements of financial position as follows:

Cash and restricted funds – The carrying amounts approximate fair values due to the short maturity of these financial instruments.

Receivables – The carrying amounts approximate fair values due to the short maturity of these financial instruments.

Other financial liabilities – Payables and accruals and the convertible 7% debentures are carried at amortized cost. The carrying amount of payables and accruals approximates fair value due to the short maturity of these financial instruments. The fair value of the convertible 7% debentures is based on the quoted market price.

The fair value hierarchy for financial instruments measured at fair value is Level 1 for marketable securities. The Company does not have Level 2 or Level 3 inputs.

Financial Risk Management
The Company is exposed to a number of different risks arising from normal course business exposures, as well as the Company's use of financial instruments. These risk factors include: (1) market risks relating to commodity prices, foreign currency risk and interest rate risk; (2) liquidity risk; and, (3) credit risk. The Board of Directors has overall responsibility for the establishment and oversight of the Company's risk management framework and establishes and monitors risk management policies to: identify and analyze the risks faced by the Company; to set appropriate risk limits and controls; and to monitor risks and adherence to market conditions and the Company's activities.

1)           Market Risk
Market risk is the risk or uncertainty arising from possible market price movements and their impact on the future performance of the business. The market price movements that could adversely affect the value of the Company's financial assets and liabilities include commodity price risk, foreign currency exchange risk and interest rate risk.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars) Years ended December 31, 2012 and 2011

21.           FINANCIAL INSTRUMENTS – DISCLOSURES AND PRESENTATION (continued)

(a)           Commodity price risk
The Company's financial performance is closely linked to the price of gold which is impacted by world economic events that dictate the levels of supply and demand. The Company had no gold price hedge contracts in place as at or during the years ended December 31, 2012 and 2011.

(b)	Foreign currency exchange risk
The Company's revenue is exposed to changes in foreign exchange rates as the Company's primary product, gold, is priced in U.S. dollars. The Company had no forward exchange rate contracts in place and no foreign currency holdings as at or during the years ended December 31, 2012 and 2011.

(c)	Interest rate risk
Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

Financial assets and financial liabilities with variable interest rates expose the Company to cash flow interest rate risk. The Company's cash includes highly liquid investments that earn interest at market rates and interest paid on the Company's convertible debentures is based on a fixed interest rate. Fluctuations in market rates of interest do not have a significant impact on the Company's results of operations due to the short term to maturity of the investments held.

2)            Liquidity Risk
Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due. The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. The Company believes it has access to sufficient capital through internally generated cash flows and equity and debt capital markets. Senior management is also actively involved in the review and approval of planned expenditures.

The following table shows the timing of cash outflows relating to payables and accruals, finance leases and convertible debentures:

December 31, 2012 (in thousands)	<1 Year	1-2 Years	3-5 Years	Over 5 Years
Payables & accruals	$13,996	-	-	-
Finance leases	$921	$695	-	-
Convertible debentures	$491	$983	$7,675	-

December 31, 2011 (in thousands)	<1 Year	1-2 Years	3-5 Years	Over 5 Years
Payables & accruals	$8,944	-	-	-
Finance leases	$997	$854	-	-
Convertible debentures	$11,377	-	-	-

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

21.           FINANCIAL INSTRUMENTS – DISCLOSURES AND PRESENTATION (continued)

3)           Credit Risk

Credit risk is the risk of a financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligation. The Company minimizes its credit risk by selling its gold exclusively to financial institutions with forty-eight hour terms of settlement. The Company's receivables consist primarily of government refunds and credits. The Company estimates its maximum exposure to be the carrying value of cash, receivables and funds held against standby letters of credit.

The Company manages credit risk by maintaining bank accounts with Schedule 1 Canadian banks and investing only in Guaranteed Investment Certificates. The Company's cash is not subject to any external limitations.

22.           SUPPLEMENTAL CASH FLOW INFORMATION

	2012	2011
Net changes in non-cash working capital
Operating activities
Receivables	$2,225	$268
Payables and accruals	4,042	(3,195)
Income taxes payable	-	(36)
Mining taxes	-	(1,317)
Gold inventory	(3,960)	(1,483)
Supplies and other	(291)	231
	$2,016	$(5,532)
Investing activities
Receivables	$814	$(163)
Payables and accruals	1,010	(799)
Supplies and other	(73)	58
	$1,751	$(904)
Non-cash transactions:
Recognition of fair value of stock options and warrants exercised transferred to share capital (Note 15)	$-	$667
Revision to asset retirement obligation (Note 14)	$897	$47

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

23.           INDEMNITIES

The Company has agreed to indemnify its directors and officers, and certain of its employees in accordance with the Company's by-laws. The Company maintains insurance policies that may provide coverage against certain claims.

24.           OTHER INTEREST

During 2011, the Company received reassessments relating to previous periods which resulted in a partial repayment of resource tax credits, including an assessment of interest relating to amounts reassessed. The Company is appealing these reassessments and pursuing a full refund of the amount paid, with respect to both tax credits and interest paid.

25.           CAPITAL RISK MANAGEMENT

The Company's objectives of capital management are intended to safeguard its ability to support the Company's normal operating requirements on an ongoing basis, continue the development and exploration of its mineral properties and support any expansionary plans.

The capital of the Company consists of items included in equity net of cash and cash equivalents:

	December 31	December 31
	2012	2011
Total equity	$85,322	$128,807
Cash and cash equivalents	(4,633)	(5,215)
Capital	$80,689	$123,592

The Company manages the capital structure and makes adjustments in light of changes in economic conditions and the risk characteristics of the Company's assets. In order to maintain or adjust its capital structure, the Company may issue new shares, issue new debt or issue new debt to replace existing debt with different characteristics.

There is no restriction on the ability of the Company to pay dividends other than cash flow considerations. The Company paid dividends of $0.02 per share on April 29, 2011. Dividend payments in the future will depend on the Company's ability to generate earnings.

To effectively manage its capital investments, the Company has in place a planning and budgeting process to help determine the funds required to ensure the Company has sufficient liquidity to meet its operating and growth objectives.

The Company expects its current capital resources and projected cash flow from continuing operations to support further exploration and development of its mineral properties.

Neither the Company nor its subsidiaries are subject to any externally imposed capital requirements such as loan covenants or capital ratios.

There were no changes to the Company's approach to capital management during the current period.

Wesdome Gold Mines Ltd.
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars)
Years ended December 31, 2012 and 2011

26.             SUBSEQUENT EVENTS

On March 4, 2013, the Company received approval from the TSX for an NCIB. The bid will allow the Company to purchase on the open market, up to 9,983,346 of its common shares and $351,000 principal amount of its convertible debentures (Note 13) for cancellation over a period of one year to end on March 5, 2014.

On March 7, 2013, the Company announced the suspension by June 30, 2013 of mining activities at the Kiena Mine Complex. The Company incurred an impairment charge of $60.9 million as at December 31, 2012 (Note 10). The Company expects to incur future restructuring costs of approximately $1.7 million relating to severance payouts at the mine.